Shengkai Innovations, Inc. to Begin Trading on NASDAQ Global Market on Tuesday, May 25, 2010

Tianjin, China, May 13, 2010 /PRNewswire-FirstCall/ -- Shengkai Innovations, Inc. (NYSE Amex: SHE), a leading ceramic valve manufacturer with operations in the People's Republic of China (the "PRC"), today announced that it has been approved for listing on the NASDAQ Global Market under the symbol "VALV."

Trading on the NASDAQ Global Market is expected to commence on May 25, 2010. The Company's common stock will continue to trade on the NYSE Amex until the market close on May 24, 2010.

"We are pleased to announce the Company's listing on the NASDAQ Global Market," commented Chen Wang, the Company's Chief Executive Officer. "We believe the move to NASDAQ will improve the visibility of our stock, enhance trading liquidity in our shares, and provide the Company with greater exposure to institutional investors."

About Shengkai Innovations, Inc.

Shengkai  Innovations  is  engaged  in  the design, manufacture and sale of ceramic  valves, high-tech ceramic materials and the provision of technical consultation  and related services. The Company’s industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental  protection  industries  as  high-performance,  more  durable alternatives  to  traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer in China that is able to produce large-sized ceramic valves with calibers of 6” or more. The Company’s product portfolio includes a broad range of valves that are sold throughout the PRC, to North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statements

Under  the Private Securities Litigation Reform Act of 1995: Any statements set   forth  above  that  are  not  historical  facts  are  forward-looking statements  that  involve  risks  and uncertainties that could cause actual results  to differ materially from those in the forward-looking statements. Such  factors  include,  but  are  not limited to, the effect of political, economic,  and  market  conditions and geopolitical events, legislative and regulatory  changes,  the  Company’s  ability  to  expand  and  upgrade its production  capacity,  the actions and initiatives of current and potential competitors,  and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory  authorities.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Shengkai Innovations, Inc.
David Ming He
Chief Financial Officer
Tel:   +86 (22) 2858 8899
Email: ir@shengkai.com

Web site:   http://www.shengkaiinnovations.com

SOURCE  Shengkai Innovations, Inc.